Exhibit 99.1

17-01 Pollitt Drive Fair Lawn, NJ 07410 Main 201-794-6500 Fax 201-794-8341 www.hbe-inc.com
HENRY BROS. ELECTRONICS, INC. ANNOUNCES RESULTS OF GO-SHOP
PROCESS AND AN AMENDMENT TO ITS MERGER AGREEMENT WITH
KRATOS DEFENSE & SECURITY SOLUTIONS, INC. TO INCREASE MERGER
CONSIDERATION TO $8.20 PER SHARE
Fair Lawn, NJ, November 15, 2010 — Henry Bros. Electronics, Inc. (NASDAQ: HBE) announced today that its previously announced merger agreement with Kratos Defense & Security Solutions Inc. (NASDAQ:KTOS) (“Kratos”) was amended on November 13, 2010 to increase the merger consideration from $7.00 per share to $8.20 per share in cash. The amendment to the merger agreement with Kratos followed the emergence during the go-shop process of a non-binding proposal from a third party of $8.00 per share in cash.
The 40-day “go-shop” period expired pursuant to the terms of merger agreement on 11:59 p.m. New York time on November 14, 2010 and was conducted with the assistance of HBE’s financial advisor, Imperial Capital, LLC. During the go-shop period, Imperial Capital contacted 117 potential transaction partners at the request of and on behalf of HBE. Of the 117 parties contacted, eleven entered into confidentiality agreements and reviewed nonpublic information regarding HBE.
As a result of the “go-shop” activities, on November 9, 2010, a third party submitted a non-binding proposal to acquire all of the outstanding shares of HBE common stock for $8.00 per share in cash. Subject to the terms of HBE’s merger agreement with Kratos, HBE is permitted to continue to have negotiations and discussions with this third party with respect to its acquisition proposal. The third party is a large publicly traded United States based company and, based on the third party’s SEC filings and representations it has made, HBE believes the third party has adequate cash resources to consummate a transaction based on its proposal without financing. As the third party has not completed due diligence to date, its proposal is subject to, among other things, completion of due diligence review and negotiating the terms of a definitive agreement.
HBE’s Board of Directors has not withdrawn, changed or otherwise modified its unanimous recommendation in favor of the proposed merger with Kratos. The stockholder meeting to vote on the proposed merger between HBE and Kratos has been scheduled to take place on December 9, 2010.
About Henry Bros. Electronics, Inc.
Henry Bros. Electronics (NASDAQ: HBE) provides technology-based integrated electronic security systems, services and emergency preparedness consultation to commercial enterprises and government agencies. HBE has offices in Arizona, California, Colorado, Maryland, New Jersey, New York, Texas and Virginia. For more information, visit http://www.hbe-inc.com.
Important Additional Information
ARIZONA   CALIFORNIA   COLORADO   MARYLAND   NEW JERSEY   NEW YORK   TEXAS   VIRGINIA

In connection with the proposed merger, HBE filed a definitive proxy statement with the Securities and Exchange Commission (the “SEC”) on November 10, 2010. STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT CAREFULLY, AS IT CONTAINS IMPORTANT INFORMATION THAT STOCKHOLDERS SHOULD CONSIDER BEFORE MAKING A DECISION ABOUT THE PROPOSED MERGER. A definitive proxy statement has been sent to HBE’s stockholders seeking their approval of the transaction with Kratos. A supplement to this proxy statement to reflect the aforementioned amendment is expected to be mailed this week. Stockholders may also obtain free copies of the proxy statement and other relevant documents filed with the SEC (when they become available) at the SEC’s website at www.sec.gov, or by writing to Henry Bros. Electronics, Inc., 17-01 Pollitt Drive, Fair Lawn, New Jersey 07410, Attention: Corporate Secretary.
HBE and its directors, executive officers and other members of its management may be deemed to be participants in the solicitation of proxies from HBE’s stockholders in connection with the proposed merger. Information concerning the interest of participants in the solicitation, which may be different than those of HBE’s stockholders generally, is set forth in HBE’s proxy statements and Annual Reports on Form 10-K filed with the SEC.
Cautionary Note Regarding Forward Looking Statements
Certain statements contained in this press release about our expectation of future events or results constitute forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. You can identify forward-looking statements by terminology such as, “may,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue,” or the negative of these terms or other comparable terminology. These statements are not historical facts, but instead represent only our beliefs regarding future events, many of which, by their nature, are inherently uncertain and outside of our control. It is possible that our actual results and financial condition may differ, possibly materially, from our anticipated results and financial condition indicated in these forward-looking statements. In addition, certain factors could affect the outcome of the matters described in this press release. These factors include, but are not limited to, (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement, (2) the outcome of any legal proceedings that may be instituted against us or others following the announcement of the merger agreement, (3) the inability to complete the merger due to the failure to satisfy other conditions required to complete the merger, (4) risks that the proposed transaction disrupts current plans and operations, and (5) the costs, fees and expenses related to the merger. Additional information regarding risk factors and uncertainties affecting HBE is detailed from time to time in HBE’s filings with the SEC, including, but not limited to, HBE’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, available for viewing on HBE’s website at www.hbe-inc.com. You are urged to consider these factors carefully in evaluating the forward-looking statements herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. The forward-looking statements made herein speak only as of the date of this press release and we undertake no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Investor Contacts:
Todd Fromer	Jim Henry, Chief Executive Officer
KCSA Strategic Communications	Henry Bros. Electronics, Inc.
212-896-1215	201-794-6500
tfromer@kcsa.com	jhenry@hbe-inc.com

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